Exhibit (a)(1)(J)

FORM OF FINAL REMINDER OF EXPIRATION OF EXCHANGE OFFER

FROM:	Megan Wynne, Vice President, Legal & Licensing
SUBJECT: DATE:	Option Exchange Deadline Tomorrow May 18, 2015

This email is to remind you that Tuesday, May 19, 2015 at 8:59 p.m. Pacific Time is the final deadline to elect to participate in the exchange offer program. If you wish to exchange your eligible stock options for replacement stock options, as described in the offering materials, you must complete and deliver your Election Form prior to that deadline if you have not done so already.

There are no exceptions to this deadline, so we encourage you not to wait until the last day to make your election if you wish to participate. You can view the offering material, which is contained in the Schedule TO we filed with the SEC on April 22, 2015, on the SEC’s website at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001493761. The offering material will also explain how to make, change or withdraw your election before the end of the exchange offer.

You must deliver the Election Form by one of the following methods:

•	Via Electronic Delivery: Scan and email it to optionexchange@turtlebeach.com

•	Via Facsimile: Turtle Beach Corporation, Attn: Kezban Terralavoro, fax number (914) 345-2266

•	Via Regular Mail, Overnight Courier or Hand Delivery: Turtle Beach Corporation, 100 Summit Lake Drive, Suite 100, Valhalla, New York 10595 Attn: Kezban Terralavoro

•	Via Regular Mail, Overnight Courier or Hand Delivery (after April 27, 2015 only): Turtle Beach Corporation, Attn: Megan Wynne, 12220 Scripps Drive, Suite 100, San Diego, California 92131

Your Election Form must be properly completed, signed and received by 8:59 p.m. Pacific Time, on May 19, 2015. To obtain another copy of your Election Form, please email optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434. Your participation in the exchange offer program is completely voluntary, and you are not obligated to participate. Any eligible stock options you do not elect to exchange generally will remain subject to their present terms.

If you have any questions about the exchange offer program, you may also send an email with your question(s) to optionexchange@turtlebeach.com or call Megan Wynne at (858) 914-2434.